Exhibit 99.B(h)(xiv)

INSTITUTIONAL CLASS

SUB-ACCOUNTING SERVICES AGREEMENT

FOR THE BAILLIE GIFFORD FUNDS

This INSTITUTIONAL CLASS SUB-ACCOUNTING SERVICES AGREEMENT, made as of May 1, 2017 by and between Baillie Gifford Funds, an unincorporated business trust organized under the laws of The Commonwealth of Massachusetts (the “Trust”), on behalf of each of the series listed on Schedule A attached hereto (each, a “Fund” and together, the “Funds”) and Baillie Gifford Overseas Ltd., a company incorporated in Scotland (“BGOL”),

W I T N E S S E T H

WHEREAS, the Trust is engaged in business as an open-end series management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, BGOL serves as the Funds’ investment adviser; and

WHEREAS, on or after the effective date of this Agreement, each Fund will offer Institutional Class shares; and

WHEREAS, it is the intention of each Fund to offer Institutional Class shares to beneficial owners who will purchase shares through retirement plan platforms (“Plans”) and other financial intermediaries that may require payments for personal services, accounting or sub-accounting, recordkeeping and/or other administrative services; and

WHEREAS, the Trust, on behalf of each Fund, and BGOL have entered into an agreement (the “Administration and Supervisory Agreement”) pursuant to which the Trust has retained BGOL to furnish, or facilitate the furnishing of, certain shareholder services to the Funds in consideration of payment by the Trust, on behalf of each Fund, of a fee (the “Administration and Supervisory Fee”) as set forth in the Administration and Supervisory Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.             Sub-Accounting Arrangements. (a) The Trust, on behalf of each Fund, acknowledges that in connection with BGOL’s performance under the Administration and Supervisory Agreement, BGOL may arrange for the engagement of third-party service providers (“Sub-Accounting Agents”) to provide personal services, accounting or sub-accounting, recordkeeping and/or other administrative services to Fund shareholders, including but not limited to: (i) establishing and maintaining one or more omnibus accounts with the transfer agent for the Funds; (ii) establishing and maintaining sub-accounts and sub-account balances for each Plan and Plan participant that may be a holder of Fund shares; (iii) processing orders by Plans and Plan participants or other shareholders to purchase, redeem and exchange shares; (iv) transmitting to the Funds’ transfer agent net subscription or net redemption orders reflecting subscription, redemption and exchange orders received by it with respect to Fund shareholders; (v) receiving and transmitting the purchase price or redemption proceeds relating to orders; (vi) mailing periodic reports, transaction confirmations and sub-account information to Plans and Plan participants; (vii) answering inquiries about the Funds or about a Plan’s or Plan participant’s sub-account balances or distribution options; (viii) providing assistance to shareholders effecting changes to their dividend options, account designations or addresses; (ix) disbursing income dividends and capital gains distributions; (x) preparing and delivering to shareholders, and state and federal authorities including the United States Internal Revenue Service, such information respecting dividends and distributions paid by the Funds as may be required by law, rule or regulation; and (xi) withholding on dividends and distributions as may be required by state or federal authorities from time to time.

2.             Payments to Sub-Accounting Agents.  (a) The parties acknowledge and agree that no fee will be payable to BGOL under this Agreement for the provision of the services set forth under Section 1(a) hereof.

(b)           The Trust, on behalf of each Fund, agrees that (i) Institutional Class shares of each Fund may compensate Sub-Accounting Agents for the services they provide to beneficial owners of Institutional Class shares of a Fund, and/or (ii) Institutional Class shares of each Fund shall reimburse BGOL or a designated affiliate of BGOL for any payments BGOL or such affiliate makes to Sub-Accounting Agents. Payments by a Fund pursuant to this Section 2(b) shall not exceed such amounts as are approved by the Board of Trustees (the “Board”) of the Trust from time to time by votes of the majority of (i) the Board, and (ii) the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of the Trust, cast in person at a meeting called for the purpose of voting on such amounts. Such payments shall be computed and payable quarterly, or at such other frequency as the parties may agree from time to time. For the avoidance of doubt, such payments shall be in addition to, and separate from, the Administration and Supervisory Fee payable by each Fund to BGOL under the Administration and Supervisory Agreement.

3.             Additional Terms. None of the services or activities of BGOL or any Sub-Accounting Agent described herein are intended to result in the sale of shares issued by the Funds, and BGOL shall use reasonable efforts to ensure that payments made under this Agreement do not constitute payments required to be made pursuant to a plan adopted under Rule 12b-1 under the 1940 Act. The Funds have adopted a plan pursuant to Rule 12b-1 under the 1940 Act that is defensive in nature (a “12b-1 Plan”). BGOL agrees to provide the Board with any and all information that the Board may reasonably request in connection with the Board’s initial and annual approval of any such 12b-1 Plan or the Board’s quarterly review of any amounts paid pursuant to this Agreement.

4.             Term, Termination, Continuation and Amendment of this Agreement.  (a) This Agreement shall become effective with respect to the Trust and each Fund on the date first written above.  This Agreement shall continue in effect for a period of more than one year after the date this Agreement takes effect, but only so long as such continuance is specifically approved at least annually by votes of the majority of (i) the Board, and (ii) the Trustees of the Trust who are not interested persons (as defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on this Agreement.

(b)           This Agreement may be terminated as to the Trust or as to any Fund at any time without the payment of any penalty on sixty days’ written notice to the other party (i) by vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act) of the Trust, (ii) by vote of a majority of the outstanding voting securities of the Trust or the relevant Fund, or (iii) by BGOL.  This Agreement shall terminate automatically in the event of its assignment.

(c)           This Agreement may not be amended to contemplate payments by the Trust for distribution or to increase materially the amount to be spent by the Trust for distribution without shareholder approval.

5.             Scope of Trust’s Obligations.  A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts.  BGOL acknowledges that the obligations of or arising out of this Agreement are not binding upon any of the Trust’s Trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust.  BGOL further acknowledges that the assets and liabilities of each Fund are separate and distinct and that the obligations of or arising out of this Agreement concerning a Fund are binding solely upon the assets or property of such Fund and not upon the assets or property of any other Fund.

6.             Governing Law.  This Agreement is governed by and to be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to conflicts of interest laws thereof.

7.             Miscellaneous.  (a) This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and contains the entire understanding and agreement of the parties with respect to the subject matter hereof. For the avoidance of doubt, this Agreement does not supersede or amend in any respect any provision of the Administration and Supervisory Agreement.

(b)           Headings in this Agreement are for ease of reference only and shall not constitute a part of the Agreement.

(c)           Should any portion of this Agreement for any reason be held void in law or equity, the remainder of the Agreement shall be construed to the extent possible as if such voided portion had never been contained herein.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BAILLIE GIFFORD FUNDS, on behalf of
each of its series set forth in Schedule A attached hereto

By	/s/ David W. Salter
Name:	David W. Salter
Title:	President

BAILLIE GIFFORD OVERSEAS LIMITED

By	/s/ Dickson Jackson
Name:	Dickson Jackson
Title:	Director

Schedule A

The International Equity Fund
The EAFE Fund
The EAFE Choice Fund The EAFE Pure Fund
The Emerging Markets Fund
The Global Alpha Equity Fund The Long Term Global Growth Equity Fund
The U.S. Equity Growth Fund The Asia Ex Japan Fund